Exhibit 107

Calculation of Filing Fee Tables

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(Form Type)

GE HealthCare Technologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
	Debt	5.550% Senior Notes due 2024	Rule 457(f)	$1,000,000,000	100%	$1,000,000,000	.00011020	$110,200
	Debt	5.600% Senior Notes due 2025	Rule 457(f)	$1,500,000,000	100%	$1,500,000,000	.00011020	$165,300
	Debt	5.650% Senior Notes due 2027	Rule 457(f)	$1,750,000,000	100%	$1,750,000,000	.00011020	$192,850
	Debt	5.857% Senior Notes due 2030	Rule 457(f)	$1,250,000,000	100%	$1,250,000,000	.00011020	$137,750
	Debt	5.905% Senior Notes due 2032	Rule 457(f)	$1,750,000,000	100%	$1,750,000,000	.00011020	$192,850
	Debt	6.377% Senior Notes due 2052	Rule 457(f)	$1,000,000,000	100%	$1,000,000,000	.00011020	$110,200
Fees Previously Paid	—	—	—	—	—	—		—
		Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts					$8,250,000,000		$909,150
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$909,150

(1)	Represents the aggregate principal amount of each series of senior notes to be offered in the exchange offers to which the registration statement relates.
(2)	Calculated in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

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